Exhibit 10.12

Feb 25, 2020

Dear Bob,

Please find the details of our offer below:

Position: Your position will be Chief Revenue Office and Executive Vice President, for Nutraceutical Corporation. This position will lead the company’s sales function for sales, and you will report to the company’s CEO and President - Monty Sharma. Your start date is expected on or about April 2, 2020.

Compensation: Your annual base salary will be $325,000, less appropriate taxes. Your annual bonus will enable you to earn a target bonus of 50% of base salary on eligible earnings in a fiscal year (September 30th). The bonus is paid upon achieving annual targets set by the Compensation committee of the Board. To be eligible for the bonus you must be employed on the date of the payment of the bonus. You will be entitled to your Prorated Bonus from your start date through September 30, 2020 should the company attain its Bonus for the Fiscal year ended September 30, 2020.

Benefits: As a regular full-time employee, you will be eligible to participate in the Company’s group health, life, disability, 401 (k), and other employee benefit plans. While not customary at Nutraceutical we will provide you a car allowance of $10,000 annually.

PTO: You will accrue Paid Time Off at the rate of 3 weeks per year. You are also eligible to participate in the Company’s paid holidays.

Equity Plan: You will be granted Mill’s or stock option like instruments (Exit Bonus) in the company. If shareholders receive three times their invested capital (target) in the event of a company sale, these Mill’s could have a substantial pre-tax value and could range from $2.8 million at target to $5.1 million at 4x. A detailed MIU plan will be provided as soon as practical. Please note that these Mill’s are structured to be treated as capital gains versus ordinary income in your past experience. In addition you will have the opportunity to invest in the company’s equity via the CEO’s investment vehicle, something we would be happy to see you do. You will have the opportunity to invest in the company’s equity via the CEO’s investment vehicle, something we would be happy to see you do.

Commuting expenses: You will be provided with a commuting expense reimbursement for business travel from your home in Denver Colorado area to Salt Lake City area which houses the company’s various offices. Customary expenses include airfare (purchased in advance when possible), reasonable lodging, rental car, meals, etc. These expenses will be submitted through the Company’s expense reimbursement process.

Severance & Arbitration Agreement: While the company’s policy is to provide one week of pay for each year of service, you would be entitled to six months’ severance if your employment is terminated “Without Cause” subject to terms of the severance policy in force at the time. As typically provided in the severance policy, your entitlement to severance would also be subject to your execution of a customary general release. In addition, you would be required to sign an Arbitration Agreement on your first day of employment.

At will: Both you and the Company agree that this employment relationship is entirely “at-will” and that this is an integrated “at-will” policy as it relates to all Company policies.

Company Pre-employment policies: As matter of Company Policy, this offer is contingent on you signing the Company’s Alternate Dispute Resolution Agreement and a successful pre-employment background and drug test. Our HR team will assist you with these processes.

Confidentiality: You agree that at all times, both during and after your employment by the Company, you will not use or disclose to any third party any information, knowledge or data not generally known to the public which you may have learned during your employment by the Company which relates to the operations, business or other affairs of the Company. You agree to comply with all procedures which the Company may adopt from time to time to preserve the confidentiality of any information and immediately following termination of your employment to return to the Company all materials created by you or others which relate to the operations, business or other affairs of the Company.

This letter represents the entire agreement between you and the Company and supersedes any prior negotiations, representations, or agreements between us, either written or oral. This offer may only be amended in writing.

Bob, we’re very excited to have you a part of our team and look forward to your contributions in the Nutraceutical business. If you have any questions, please feel free to contact me directly.

My best regards,

/s/ Monty Sharma

Monty Sharma

CEO and President

Nutraceutical Corporation

Please sign and return this letter

Accepted and agreed:

Signature            /s/ Bob Gandert                   2/26/2020

Bob Gandert                    Date